Exhibit 10.1

LEADIS TECHNOLOGY, INC.

NON-EMPLOYEE DIRECTOR CASH COMPENSATION POLICY

The Board of Directors (the “Board”) of Leadis Technology, Inc., a Delaware corporation (the “Company”), approved the following policy regarding cash compensation for its non-employee directors effective January 1, 2006. The policy provides that:

•	each non-employee director will receive $30,000 per year for service as a board member;

•	the chairman of the audit committee will receive an additional $10,000 per year for service as chairman of the audit committee;

•	each member of the audit committee (other than the chairman) will receive an additional $5,000 per year for service as a member of the audit committee;

•	the chairman of the compensation committee will receive an additional $7,000 per year for service as chairman of the compensation committee;

•	each member of the compensation committee (other than the chairman) will receive an additional $3,500 per year for service as a member of the compensation committee;

•	the chairman of the nominating and corporate governance committee will receive an additional $5,000 per year for service as chairman of the nominating and corporate governance committee; and

•	each member of the nominating and corporate governance committee (other than the chairman) will receive $2,500 for service as a member of the nominating and corporate governance committee.

All of the above fees shall be payable quarterly. All of the Company’s Board members shall be reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.